                                                                     EXHIBIT 2.1

          ------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                     among

                             PILLOWTEX CORPORATION

                            PEGASUS MERGER SUB, INC.

                                      and

                            FIELDCREST CANNON, INC.


                         dated as of September 10, 1997

          ------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----
          ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . .   1

               SECTION 1.1  The Merger. . . . . . . . . . . . . . . . .   1
               SECTION 1.2  Closing . . . . . . . . . . . . . . . . . .   1
               SECTION 1.3  Effective Time  . . . . . . . . . . . . . .   2
               SECTION 1.4  Effects of the Merger . . . . . . . . . . .   2
               SECTION 1.5  Certificate of Incorporation;
                             By-laws  . . . . . . . . . . . . . . . . .   2
               SECTION 1.6  Directors; Officers . . . . . . . . . . . .   3

          ARTICLE II -  EFFECT OF THE MERGER ON THE CAPITAL
                        STOCK OF THE CONSTITUENT CORPORATIONS   . . . .   3

               SECTION 2.1  Effect on Capital Stock . . . . . . . . . .   3
               SECTION 2.2  Stock Options . . . . . . . . . . . . . . .   5
               SECTION 2.3  Share Purchase Rights . . . . . . . . . . .   7
               SECTION 2.4  Failure To Approve Share Issuance . . . . .   7
               SECTION 2.5  Stock Appreciation Rights . . . . . . . . .   7

          ARTICLE III - PAYMENT FOR SHARES  . . . . . . . . . . . . . .   8

               SECTION 3.1  Payment For Shares  . . . . . . . . . . . .   8

          ARTICLE IV - REPRESENTATIONS AND WARRANTIES . . . . . . . . .  12

               SECTION 4.1  Representations and Warranties of
                             Company  . . . . . . . . . . . . . . . . .  12
               SECTION 4.2  Representations and Warranties of
                             Parent and Purchaser   . . . . . . . . . .  27

          ARTICLE V - COVENANTS . . . . . . . . . . . . . . . . . . . .  34

               SECTION 5.1  Conduct of Business of Company and
                             Parent . . . . . . . . . . . . . . . . . .  34

          ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . .  36

               SECTION 6.1  Preparation of the Proxy Statement
                             and the Form S-4; Accountant's
                             Letters  . . . . . . . . . . . . . . . . .  36
               SECTION 6.2  Stockholders Meetings . . . . . . . . . . .  38
               SECTION 6.3  Access to Information;
                             Confidentiality  . . . . . . . . . . . . .  38
               SECTION 6.4  Reasonable Best Efforts . . . . . . . . . .  39

                                                                       Page
                                                                       ----
               SECTION 6.5   Indemnification; Directors' and
                              Officers Insurance  . . . . . . . . . . .  39
               SECTION 6.6   Public Announcements . . . . . . . . . . .  42
               SECTION 6.7   No Solicitation; Acquisition
                              Proposals   . . . . . . . . . . . . . . .  42
               SECTION 6.8   Consents, Approvals and Filings  . . . . .  43
               SECTION 6.9   Board Action Relating to Stock Option
                              Plans   . . . . . . . . . . . . . . . . .  45
               SECTION 6.10  Employment and Employee Benefit
                              Matters   . . . . . . . . . . . . . . . .  45
               SECTION 6.11  Affiliates and Certain Stockholders  . . .  46
               SECTION 6.12  NYSE Listing . . . . . . . . . . . . . . .  47
               SECTION 6.13  Certain Company Indebtedness . . . . . . .  47

          ARTICLE VII - CONDITIONS PRECEDENT  . . . . . . . . . . . . .  48

               SECTION 7.1   Conditions to Each Party's
                              Obligation to Effect the Merger . . . . .  48
               SECTION 7.2.  Conditions to Obligations of Parent
                              and Purchaser . . . . . . . . . . . . . .  48
               SECTION 7.3.  Conditions to Obligation of Company  . . .  49

          ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER  . . . . . .  50

               SECTION 8.1   Termination  . . . . . . . . . . . . . . .  50
               SECTION 8.2   Effect of Termination  . . . . . . . . . .  52
               SECTION 8.3   Amendment  . . . . . . . . . . . . . . . .  52
               SECTION 8.4   Extension; Waiver  . . . . . . . . . . . .  53
               SECTION 8.5   Procedure for Termination, Amendment,
                              Extension or Waiver . . . . . . . . . . .  53

          ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . .  53

               SECTION 9.1   Nonsurvival of Representations and
                              Warranties    . . . . . . . . . . . . . .  53
               SECTION 9.2   Fees and Expenses  . . . . . . . . . . . .  53
               SECTION 9.3   Definitions  . . . . . . . . . . . . . . .  54
               SECTION 9.4   Notices  . . . . . . . . . . . . . . . . .  55
               SECTION 9.5   Interpretation . . . . . . . . . . . . . .  56
               SECTION 9.6   Counterparts . . . . . . . . . . . . . . .  56
               SECTION 9.7   Entire Agreement; Third-Party
                              Beneficiaries . . . . . . . . . . . . . .  56
               SECTION 9.8   Governing Law  . . . . . . . . . . . . . .  56
               SECTION 9.9   Assignment . . . . . . . . . . . . . . . .  56
               SECTION 9.10  Enforcement  . . . . . . . . . . . . . . .  57
               SECTION 9.11  Severability . . . . . . . . . . . . . . .  57

         AGREEMENT AND PLAN OF MERGER, dated as of September 10, 1997, among PILLOWTEX CORPORATION, a Texas corporation ("Parent"), PEGASUS MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and FIELDCREST CANNON, INC., a Delaware corporation ("Company").


                            W I T N E S S E T H :

         WHEREAS, the respective Boards of Directors of Parent, Purchaser and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Purchaser with and into Company (the "Merger"), pursuant and subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, Parent, Purchaser and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Merger shall be effected and Purchaser shall be merged with and into Company at the Effective Time (as hereinafter defined in Section 1.3). At the Effective Time, the separate existence of Purchaser shall cease and Company shall continue as the surviving corporation (sometimes herein referred to as the "Surviving Corporation").

         SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permissible) of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the fifth business day following satisfaction or waiver (to the extent permissible) of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 Certificate of Incorporation; By-laws. At the Effective Time, the certificate of incorporation of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law. At the Effective Time, the by-laws of Purchaser as in effect at the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

         SECTION 1.6  Directors; Officers.  From and after the Effective Time,
(a) the directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and
(b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

         SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company's common stock, $1.00 par value per share (the "Shares"), or any other capital stock of Company or any shares of capital stock of Purchaser:

                 (a) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

                 (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share and each share of Company's $3.00 Series A Convertible Preferred Stock (individually, a "Preferred Share" and collectively the "Preferred Shares") issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary of Company or by Parent, Purchaser or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                 (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Merger

Consideration (as defined below) upon surrender of the certificate formerly representing such Share in accordance with this Agreement.

                 (d) Conversion of Preferred Shares. Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive the Preferred Merger Consideration (as defined below) upon surrender of the certificate formerly representing such Preferred Share in accordance with this Agreement.

                 (e)      Merger Consideration; Preferred Merger Consideration.
(i) "Merger Consideration" shall mean, subject to Section 2.4 below, (A) a cash payment in an amount equal to $27.00 and (B) a number of fully paid and nonassessable shares of Parent's common stock, $0.01 par value per share ("Parent Common Stock"), equal to the Conversion Number, meaning the quotient, rounded to the third decimal place, obtained by dividing $7.00 by the average of the closing sales prices of Parent Common Stock as reported on the NYSE (as hereinafter defined in Section 9.3) Composite Transactions List for each of the 20 consecutive trading days immediately preceding the fifth trading day prior to the Closing Date (the "Determination Price"); provided, that if the actual quotient obtained thereby is less than 0.269, the Conversion Number shall be
0.269 and if the actual quotient obtained thereby is more than 0.333, the Conversion Number shall be 0.333; provided, further that if the Determination Price is less than $21.00, Parent shall have the right to give written notice to Company (a "Top-Up Intent Notice") that Parent elects to increase the cash portion of the Merger Consideration and/or the Conversion Number such that the sum of (i) the cash portion of the Merger Consideration and (ii) the product of the Conversion Number and the Determination Price shall equal $34.00. Any Top-Up Intent Notice shall be delivered to Company no later than 2:00 p.m. New York City time on the third business day prior to the Closing Date. If, in such case, Parent does not deliver a Top-Up Intent Notice, Company shall have the right to give written notice to Parent (a "Termination Notice") that Company elects to terminate this Agreement. Any Termination Notice shall be delivered to Parent no later than 2:00 p.m. New York City time on the business day prior to the Closing Date.

                          (ii)  "Preferred Merger Consideration" shall mean,
subject to Section 2.4 below, (A) a cash payment equal to the product of (1) the cash portion of the Merger Consideration and (2) 1.7094 and (B) a number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (1) the Conversion Number and (2) 1.7094.

                 (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares or Preferred Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such Shares or Preferred Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share or Preferred Share of such holder shall be treated as a Share or Preferred Share that had been converted as of the Effective Time into the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, in accordance with this Section 2.1. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares or Preferred Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.2 Stock Options. (a) Each holder of a then outstanding option to purchase Shares (collectively, "Options") under Company's Director Stock Option Plan, 1995 Employee Stock Option Plan or Stock Option Agreement, dated as of September 11, 1991, with James M. Fitzgibbons (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to receive from Company immediately prior to the Effective Time for each Share subject to such Option an amount in cash equal to the difference between $34.00 and the per share exercise price of such Option, to the extent $34.00 is greater than the per share exercise price of such Option (such excess amount, the "Option Consideration").

                 (b) At the Effective Time, each outstanding Option other than Options for which an election to receive cash in settlement thereof has been made pursuant to Section 2.2(a), shall be assumed by Parent and shall constitute an option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including, without limitation, term, exercisability, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and termination provisions, the number of shares of Parent Common Stock, rounded up to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Conversion Number at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Shares subject to such Option divided by the Option Conversion Number; provided, however, that in the case of any Option to which
Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. "Option Conversion Number" shall mean the quotient, rounded to the third decimal place, obtained by dividing $34.00 by the Determination Price; provided, that if the actual quotient obtained thereby is less than 1.308, the Option Conversion Number shall be 1.308, and if the actual quotient obtained thereby is more than 1.619, the Option Conversion Number shall be 1.619; provided, further, that if a Top-Up Intent Notice has been delivered to Company pursuant to Section 2.1(e), the Option Conversion Number shall be increased such that the product of the Option Conversion Notice and the Determination Price shall equal $34.00.

                 (c) Not later than 30 days prior to the Effective Time, Company shall provide each holder of an Option an election form pursuant to which each such holder may make the election specified in Section 2.2(a). Company also shall use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 2.2 and, with respect to the

Options for which an election to receive cash in settlement thereof has been made, to cause each such Option to be surrendered to Company and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of an Option to Company shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

                 (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of substitute Options pursuant to the terms set forth in
Section 2.2(b). As soon as practicable after the Effective Time, the shares of Parent Common Stock subject to Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statements for so long as the substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common stock subject to Options to be listed on the NYSE and such other exchanges as Parent shall determine.

         SECTION 2.3 Share Purchase Rights. Each reference in this Article II and in Article III to a "Share" is a reference to such Share together with the Right (as hereinafter defined in Section 4.1(b)), if any, associated with such Share.

         SECTION 2.4 Failure To Approve Share Issuance. If Parent's stockholders fail to approve the Share Issuance (as hereinafter defined in Section 4.2(c)) at the Parent Stockholders Meeting (as hereinafter defined in
Section 6.2(b)), then, notwithstanding anything set forth herein to the contrary, (i) the Merger Consideration shall be a cash payment in an amount equal to $34.00, (ii) the Preferred Merger Consideration shall be a cash payment in an amount equal to $58.12, (iii) the provisions of Section 2.2(a) shall apply to all Options outstanding immediately prior to the Effective Time and the provisions of Section 2.2(b) shall have no further force or effect, and
(iv) Sections 7.1(a)(ii) and 7.1(c) hereof shall be deemed to be deleted.

         SECTION 2.5 Stock Appreciation Rights. At or immediately prior to the Effective Time, Company shall pay to each holder of a stock appreciation right issued by

Company pursuant to the Director Stock Option Plan or its salary reduction plan a cash amount equal to the product of (i) the difference between $34.00 and the grant price of such stock appreciation right and (ii) the number of shares subject to such stock appreciation right.

                                  ARTICLE III

                               PAYMENT FOR SHARES

         SECTION 3.1 Payment For Shares. (a) Payment Fund. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares and Preferred Shares, (i) certificates for the shares of Parent Common Stock representing the aggregate stock portion of the Merger Consideration and the Preferred Merger Consideration and (ii) cash in an aggregate amount sufficient to pay the aggregate cash portion of the Merger Consideration and the Preferred Merger Consideration (hereinafter collectively referred to as the "Payment Fund").

                 (b)      Letters of Transmittal; Surrender of Certificates.
As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Purchaser or any of their Subsidiaries) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding Shares or Preferred Shares (the "Certificates"),
(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof (A) a certificate representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares of Parent Common Stock as contemplated by this Section 3.1) which the aggregate number of Shares or Preferred Shares, as applicable, previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to
Section 3.1 of this Agreement and (B) cash in an amount equal to the product of
(1) the number of Shares or Preferred Shares, as applicable, theretofore represented by such Certificate and (2) the cash portion of the Merger Consideration or the Preferred Merger Consideration, as applicable, and, in either case, the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration or the Preferred Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such tax has been paid or is not applicable.

                 (c) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all Shares and Preferred Shares (other than Shares and Preferred Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares if applicable) issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Shares or Preferred Shares shall cease to have any rights with respect thereto (including, without limitation, the right to vote), except the right to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without interest, upon surrender of such Certificate in accordance with this Article III, and until so surrendered, each such Certificate shall represent for all purposes only the right, subject to Section 2.1(f), if applicable, to receive the Merger Consideration or the Preferred Merger Consideration, as applicable, without interest. The Merger Consideration or the Preferred Merger Consideration, as applicable, paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares or Preferred Shares theretofore represented by such Certificates.

                 (d) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares or Preferred Shares which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                          (ii)  In lieu of any such fractional shares, each
holder of Shares or Preferred Shares who would otherwise have been entitled to a fraction of a Parent Common Stock upon surrender of Certificates for exchange pursuant to this Section 3.1 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the per share closing price on the NYSE of Parent Common Stock (as reported on the NYSE Composite Transactions List) on the date on which the Effective Time occurs (or, if Parent Common Stock does not trade on the NYSE on such date, the first date of trading of Parent Common Stock on the NYSE after the Effective Time) by
(B) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Paying Agent, Parent will make available to the Paying Agent the cash necessary for this purpose.

                 (e) Investment of Payment Fund. The Paying Agent shall invest the cash portion of the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or the Preferred Merger Consideration, as applicable, or otherwise impair such holders' respective rights hereunder.

                 (f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this
Article III shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration or Preferred Merger Consideration, as applicable.

                 (g) No Liability. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or Preferred Merger Consideration, as applicable, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any amounts payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                 (h) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Preferred Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.1 Representations and Warranties of Company. Company represents and warrants to Parent and Purchaser as follows:

                 (a) Organization, Standing and Corporate Power. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined in Section 9.3) on Company. Company has delivered to Parent complete and correct copies of the certificate of incorporation and by-laws or comparable governing documents of Company and each of its Subsidiaries, in each case as amended to the date of this Agreement.

                 (b) Capital Structure. The authorized capital stock of Company consists of (i) 25,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), (ii) 15,000,000 shares of class B common stock, $1.00 par value per share, and (iii) 10,000,000 shares of preferred stock, $.01 par value per share. At the close of business on September 5, 1997: (i) 9,224,258 shares of Common Stock were issued and outstanding, (ii) 435,300 shares of Common Stock were reserved for issuance pursuant to outstanding Options under the Stock Option Plans, (iii) 2,564,100 shares of Common Stock were reserved for issuance pursuant to conversion of Preferred Shares, (iv) 2,632,248 shares of Common Stock were reserved for issuance pursuant to conversion of Company's 6% Convertible Subordinated Debentures due 2012 (the "Convertible Debentures"), (v) 1,500,000 Preferred Shares were issued and outstanding and (vi) 500,000 shares of Company's Series B Junior Participating Preferred Stock were authorized for issuance solely pursuant to the exercise of the preferred stock purchase rights (the "Rights") issued pursuant to the Rights

Agreement, dated as of November 24, 1993, between Company and The First National Bank of Boston, as rights agent (the "Company Rights Agreement"). Except as set forth in the immediately preceding sentence, at the close of business on September 5, 1997, no shares of capital stock (including, without limitation, class B common stock or preferred stock) or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as referred to above, no bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. No adjustment to the conversion price at which Preferred Shares are convertible into Shares or the conversion price at which Convertible Debentures are convertible into Shares has been made since the respective date of the first issuance of such securities, and there are no accrued and unpaid dividends, whether or not declared, on the Preferred Shares. Except as disclosed in Section 4.1(b) of the disclosure schedule delivered by each party to the other simultaneously with the execution of this Agreement (the "Disclosure Schedule"), all the outstanding shares of capital stock of each Subsidiary of Company have been validly issued and are fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as hereinafter defined in Section 9.3). Except as set forth above or in Section 4.1(b) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares, of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries or (iii) relates to the voting of any shares of Company or any of its Subsidiaries.

                 (c) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the approval of this Agreement by its stockholders as set forth in Section 6.2(a). This Agreement has been duly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. Except as disclosed in Section 4.1(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the restated certificate of incorporation (including the provisions of any certificate of designations which constitute a part of such restated certificate of incorporation) or by-laws of Company or the comparable documents of any Subsidiary of Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Company. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger, (ii) the filing with the SEC of (A) a joint proxy statement relating to the approval and adoption by the stockholders of Company of this Agreement and approval by the stockholders of Parent of the Share Issuance (as hereinafter defined in Section 4.2(c)) (such joint proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(c) of the Disclosure Schedule and (v) any other filings, authorizations, consents or approvals the failure to make or obtain which, individually or in the aggregate, would not have a Material Adverse Effect on Company.

                 (d) SEC Documents. (i) Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                 (e) Information Supplied. None of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance by Parent of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time that it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is filed with the SEC, at any time that it is amended or supplemented, at the time it is mailed to the stockholders of Company and Parent and at the time of the Company Stockholders Meeting referred to in Section 6.2(a) and the Parent Stockholders Meeting referred to in Section 6.2(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in such documents.

                 (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

                          (i)  Except as disclosed in the SEC Documents filed
and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, event or occurrence particular to Company and its Subsidiaries (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Company and its Subsidiaries) which has had or would have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, other than dividends on the Preferred Shares in accordance with their terms, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business; (F) any change by Company in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down, or determination exceeds $5 million individually or $15 million in the aggregate; or (H) any agreements by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (G) other than as expressly contemplated or provided for herein.

                          (ii)  Except as set forth in or disclosed in the
Filed SEC Documents or Section 4.1(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed SEC Documents, as of the date hereof, there are no liabilities of Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would have, individually or in the aggregate, a Material Adverse Effect on Company.

                 (g) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 4.1(g) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or amended or agreed to adopt or amend in any material respect any collective bargaining agreement or any Benefit Plan (as defined in Section 4.1(h)).

                 (h) Benefit Plans. With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the Company ERISA Plans and such plans being referred to as the "Company Plans"), except as set forth in Section 4.1(h) of the Disclosure
Schedule:

                          (i)    none of the Company ERISA Plans is a
"multiemployer plan" within the meaning of ERISA;

                          (ii)   none of the Company Plans promises or provides
retiree life insurance benefits to any person;

                          (iii)  none of the Company Plans provides for payment
of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                          (iv)   neither the Company nor any of its Subsidiaries
has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan;

                           (v)   each Company ERISA Plan intended to be
qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company ERISA Plan;

                      (vi) each Company Plan has been operated in accordance with its terms and the requirements of all applicable law;

                      (vii) neither the Company nor any of its Subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company ERISA Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability;

                      (viii) the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan and based on a discount rate of 7.75%, the rate used in such valuation) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation); and

                      (ix) the Company is not aware of any claims relating to the Company Plans;

provided, however, that the failure of the representations set forth in clauses
(v), (vi), (vii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless such failures, individually or in the aggregate, would have a Material Adverse Effect on Company.

                          (i)  Taxes.  Except as set forth in Section 4.1(i) of
the Disclosure Schedule:

                          (A)  Except where the failure to do so would not have
a Material Adverse Effect on Company, each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (1) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by or for it in respect of any Taxes (as defined below) and has caused such Returns as so filed to be true, complete and correct, (2) established reserves that are reflected in Company's most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date hereof, and (3) timely withheld and paid over to the proper governmental authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes that are shown as being due on the Returns referred to in the immediately preceding sentence.

                          (B)  (1) There has been no taxable period since 1991
for which a Return of Company or any of its Subsidiaries has been examined by the Internal Revenue Service ("IRS"), (2) all examinations described in clause
(1) have been completed without the assertion of material deficiencies, and (3) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which, individually or in the aggregate, could have a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

                          (C)  Neither Company nor any of its Subsidiaries has
executed or entered into with the IRS or any other taxing authority (1) any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (2) any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (3) requested any extension of time to be granted to file after the Effective Date any return required by applicable law to be filed by it.

                          (D)  Neither Company nor any of its Subsidiaries has
made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

                          (E)  Neither Company nor any of its Subsidiaries is a
party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

                          (F)  Company has not agreed to make, nor is it
required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

                          (G)  Neither Company nor any of its Subsidiaries is,
or has been, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                 For purposes of this Agreement, "Taxes" shall mean all Federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                 (j) Voting Requirements. Assuming Parent is not an "interested stockholder" for purposes of Section 203 of the DGCL, the affirmative vote of two-thirds of the votes entitled to be cast by the holders of Shares entitled to vote thereon at the Company Stockholders Meeting described in Section 6.2(a) with respect to the approval and adoption of this Agreement is the only vote of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

                 (k) Compliance with Applicable Laws. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Environmental Laws) necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or in Section 4.1(k) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Company.

                 (l) Written Opinion of Financial Advisor. Company has received the written opinion of Credit Suisse First Boston Corporation ("CSFB"), dated September 10, 1997 (a true and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date hereof, the consideration to be received by the holders of Shares in the Merger was fair to such stockholders from a financial point of view, and such opinion has not been withdrawn or modified.

                 (m) Brokers. No broker, investment banker, financial advisor or other person, other than CSFB, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

                 (n) Litigation, etc. As of the date hereof, except as disclosed in Section 4.1(n) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award that, in any such case described in clauses (i) and (ii), has had or would have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                 (o) Environmental Laws. (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Hazardous Substances" means (1) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (2) petroleum and petroleum products including crude oil and any fractions thereof;
(3) natural gas, synthetic gas, and any mixtures thereof; (4) radon; (5) any other contaminant; and (6) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (B) "Environmental Laws" means any federal, state or local law relating to (1) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (2) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (3) otherwise relating to pollution of the environment or the protection of human health.

                          (ii)  To the knowledge of Company, except as
disclosed in Section 4.1(o) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on Company:
(A) neither Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (B) none of the properties owned or leased by Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (C) neither Company nor any of its Subsidiaries is liable for any off-site contamination; (D) neither Company nor any of its Subsidiaries has any liability or remediation obligation under any Environmental Law; (E) no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (F) Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (G)

Company and its Subsidiaries are in compliance with their respective Environmental Permits.

                 (p) Material Contracts. There have been made available to Parent, its affiliates and their representatives true and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"): (i) contracts with any current officer or director of Company or any of its Subsidiaries; (ii) contracts for the sale of any of the assets of Company or any of its Subsidiaries other than contracts relating to non-operating property or entered into in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets other than inventory in the ordinary course of business; (iii) contracts containing covenants of Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) material indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; and (v) all other agreements, contracts or instruments entered into outside of the ordinary course of business and which, in the reasonable opinion of Company, are material to Company. The Company has discussed with Parent the Company's purchase orders for raw materials (including cotton and polyester), supplies, expense items, and equipment, and the purchase orders from the Company's customers as well as the Company's acknowledgments of those orders, but the Company has not provided copies of all of these documents to Parent. Except as set forth on Schedule 4.1(p), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Section 4.1(p) of the Disclosure Schedule, neither Company nor any Subsidiary is in default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in default thereunder in any material respect.

                 (q) Labor Matters. (i) Except as set forth on Section 4.1(q)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement (excluding consulting agreements with independent contractors entered into in the ordinary course of business), and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore made available to Parent true, complete and correct copies of the (A) employment agreements listed on Section 4.1(q)(i) of the Disclosure Schedule and (B) labor or collective bargaining agreements listed on such Schedule, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

                          (ii)  Except as set forth in Section 4.1(q)(ii) of
the Disclosure Schedule, no employees of Company or any of its Subsidiaries are represented by any labor organization; to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

                          (iii)  Except as set forth on Section 4.1(q)(iii) of
the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would, individually or in the aggregate, have a Material Adverse Effect on Company, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries which, if resolved against Company or any of its Subsidiaries, as the case may be, would, individually or in the aggregate, have a Material Adverse Effect on Company.

                 (r) Rights Plan Matters. The Company's Board of Directors has approved and Company will enter into an amendment to the Company Rights Agreement so that (i) the execution and delivery of this Agreement, the public announcement or consummation of the transactions contemplated hereby and the other matters provided for herein will not result in (A) Parent or Purchaser or any of their respective Affiliates or Associates being an Acquiring Person, (B) the occurrence of a Distribution Date, a Stock Acquisition Date or a Triggering Event or (C) the Rights becoming exercisable (the terms "Acquiring Person," "Affiliate," "Associate," "Distribution Date," "Stock Acquisition Date," and "Triggering Event" having the respective meanings ascribed thereto in the Company Rights Agreement) and (ii) the common stock, $0.01 par value per share, of the Surviving Corporation will not constitute "Common Stock" within the meaning of Section 1(g) of the Company Rights Agreement. A true, correct and complete copy of the Company Rights Agreement (including all amendments thereto) is included in the Filed SEC Documents.

                 (s) Real Property; Other Assets. (i) Section 4.1(s)(i) of the Disclosure Schedule sets forth all of the real property owned in fee by Company and its Subsidiaries (the "Owned Real Property"). Each of Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, and (C) Liens of record and other Liens which individually or in the aggregate would not have a Material Adverse Effect on Company (collectively "Permitted Liens").

                          (ii)  Company has heretofore made available to Parent
true, correct and complete lists of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property") (including all modifications, amendments and supplements thereto). Except in each case where the failure individually or in the aggregate would not have a Material Adverse Effect on Company (A) each Real Property Lease is valid and binding on Company and in full force and effect, (B) all rent and other sums and charges payable by Company and its Subsidiaries as tenants thereunder are current in all material respects, and (C) no termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease. Except as would not individually or in the aggregate have a Material Adverse Effect on Company, each of Company and its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, except for Permitted Liens.

         SECTION 4.2 Representations and Warranties of Parent and Purchaser. Parent and Purchaser represent and warrant to Company as follows:

                 (a) Organization, Standing and Corporate Power. Each of Parent and Purchaser and each other Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Purchaser and each other Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has delivered to Company true and complete copies of the restated articles of incorporation and by-laws of Parent and certificate of incorporation and by-laws of Purchaser, as amended to the date of this Agreement.

                 (b) Capital Structure. The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share. At the close of business on September 5, 1997, (i) 10,751,497 shares of Parent Common Stock were issued and outstanding and (ii) 613,390 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Parent Common Stock granted under Parent's stock option plans. Except as set forth in the immediately preceding sentence, at the close of business on September 5, 1997, no shares of capital stock or other equity securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Purchaser consists of 100 shares of common stock, $0.01 par value per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent. No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. Except as set forth above, Parent does not have any outstanding option, warrant, subscription or other right, agreement or commitment which (i) obligates Parent to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares of the capital stock of Parent, (ii) restricts the transfer of Parent Common Stock or
(iii) relates to the voting of Parent Common Stock.

                 (c) Authority; Noncontravention. Parent and Purchaser have the requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Purchaser and have been duly approved by Parent as sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the issuance of Parent Common Stock as required by the terms of this Agreement or upon conversion of the Company's 6% Convertible Subordinated Debentures after the Effective Time and the issuances of equity securities of Parent contemplated by Section 4.2(g) (collectively, the "Share Issuance"), the approval and adoption of the Share Issuance by the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote on the matter, present in person or represented by proxy at the meeting of Parent's stockholders called for such purpose. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity. Except as disclosed in Section 4.2(c) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the restated articles of incorporation or by-laws of Parent or certificate of incorporation or by-laws of Purchaser, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect on Parent. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing with the SEC of (A) the Form S-4 and (B) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) state "blue-sky" filings, (v) NYSE approvals, (vi) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.2(c) of the Disclosure Schedule and (vii) any other applicable filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect on Parent.

                 (d) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                 (e) Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is filed with the SEC, at any time that it is amended or supplemented, mailed to the stockholders of Company and Parent and at the time of the Company Stockholders Meeting referred to in Section 6.2(a) and the Parent Stockholders Meeting referred to in Section 6.2(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in such documents based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

                 (f) Absence of Certain Changes of Events; No Undisclosed Material Liabilities. (i) Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or in Section 4.2(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any change, event or occurrence particular to Parent and its Subsidiaries (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Parent and its Subsidiaries) which has had or would have, individually or in the aggregate, a Material Adverse Effect on Parent, (B) any declaration, setting aside or payment of any dividend or distribution in respect of any of Parent's outstanding capital stock (other than regular quarterly cash dividends of $.05 per share on Parent Common Stock in accordance with usual record and payment dates and in accordance with the Parent's present dividend policy) or any redemption or other acquisition by Parent of any shares of its capital stock, (C) any entry into any agreement, commitment or transaction by Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business, (D) any change by Parent in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles or (E) any agreements by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (D) other than as expressly contemplated or provided for herein.

                          (ii)  Except as set forth in or disclosed in the
Filed Parent SEC Documents or Section 4.2(f) of the

Disclosure Schedule and liabilities incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed Parent SEC Documents, as of the date hereof, there are no liabilities of Parent or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which would, individually or in the aggregate, have a Material Adverse Effect on Parent.

                 (g) Purchaser; Financing. (i) Parent owns all of the outstanding capital stock of Purchaser. At all times prior to the Effective Time, no person other than Parent has owned, or will own, any of the outstanding capital stock of Purchaser. Purchaser was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Except as contemplated by this Agreement, Purchaser has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations for borrowed money or otherwise, except incidental liabilities or obligations not for borrowed money incurred in connection with its organization and except in connection with obtaining financing in connection with the Merger. Except as contemplated by this Agreement, Purchaser has not engaged, directly or through any Subsidiary, in any business activities of any type or kind whatsoever.

                          (ii)  Parent has received written commitments
(collectively, the "Financing Commitments") (copies of which are attached as Section 4.2(g) of the Disclosure Schedule) from financial institutions and investors to provide, subject to the terms and conditions of such commitments, debt and equity financing sufficient, together with other funds available to Parent, to effect the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

                 (h) Brokers. No broker, investment banker, financial advisor or other person, other than those identified in Section 4.2(h) of the Disclosure Schedule, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                 (i) Compliance with Applicable Laws. Each of Parent and its Subsidiaries has in effect all Permits including, without limitation, Permits required under Environmental Laws necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on Parent. Except as disclosed in the Filed Parent SEC Documents or in Section 4.2(i) of the Disclosure Schedule, Parent and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which individually or in the aggregate would not have a Material Adverse Effect on Parent.

                 (j) Environmental Laws. To the knowledge of Parent, except as disclosed in Section 4.2(j) of the Disclosure Schedule and except as would not have a Material Adverse Effect on Parent: (i) neither Parent nor its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the properties owned or leased by Parent or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in quantities which require investigation or remediation under Environmental Laws; (iii) neither Parent nor its Subsidiaries is liable for any off-site contamination; (iv) neither Parent nor its Subsidiaries has any liability or remedial obligation under any Environmental Law; (v) no assets of Parent or its Subsidiaries are subject to pending or threatened Liens; (vi) Parent and its Subsidiaries have all Environmental Permits; and (vii) Parent and its Subsidiaries are in compliance with their respective Environmental Permits.

                 (k) Litigation, etc. As of the date hereof, except as disclosed in Section 4.2(k) of the Disclosure Schedule, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, order, decree or arbitration award or order that, in any such case described in clauses (i) and (ii), has had or would have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, there are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

         SECTION 5.1 Conduct of Business of Company and Parent. Except as contemplated by this Agreement (or, in the case of Parent and its Subsidiaries, as contemplated by the Financing Commitments), during the period from the date of this Agreement to the Effective Time, Company and Parent shall, and shall cause their respective Subsidiaries to, act and carry on their respective businesses only in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them, and to that end, without limiting the generality of the foregoing, Parent and Company shall not, and shall not permit their respective Subsidiaries to, without the prior consent of the other:

                            (i)   (A) declare, set aside or pay any dividends
on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock (other than as provided in Section 4.1(f)(i)(B) and 4.2(f)(i)(B) above and, with respect to a Subsidiary, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) with respect to Company and its Subsidiaries only, purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of clause (C), for the acquisition of shares from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options;

                           (ii)   with respect to Company and its Subsidiaries
only, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities other than upon the exercise of options issued pursuant to employee benefit plans or pursuant to Company's "matching obligations" under and in accordance with its 401(k) savings plan or, in respect of Company, conversion of Preferred Shares and Convertible Debentures;

                          (iii)   amend its articles or restated certificate of
incorporation, by-laws or other comparable charter or organizational documents;

                           (iv)   with respect to Company and its Subsidiaries
only, directly or indirectly acquire, make any investment in, or make any capital contributions to, any person (other than any direct or indirect wholly-owned Subsidiary) other than in the ordinary course of business;

                            (v)   with respect to the Company and its
Subsidiaries only, directly or indirectly sell or otherwise dispose of any of its properties or assets that are material to its business, except for sales or dispositions in the ordinary course of business;

                           (vi)   with respect to Company and its Subsidiaries
only, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly-owned Subsidiary of Company or (B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly-owned Subsidiary of Company and other than routine advances to employees, except, in the case of clause (A) for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business;

                          (vii)   with respect to Company and its Subsidiaries
only, grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except as may be required under existing agreements (including collective bargaining agreements) or normal, regularly scheduled increases in nonofficer employees consistent with past practices or as required by law;

                         (viii)   with respect to Company and its Subsidiaries
only, enter into or amend any employment, consulting, severance or similar agreement with any individual except with respect to new hires in the ordinary course of business consistent with past practice;

                           (ix)   adopt a plan of complete or partial
liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (other than as expressly permitted pursuant to this Agreement);

                            (x)   with respect to Company and its Subsidiaries
only, make any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $1 million;

                           (xi)   with respect to Company and its Subsidiaries
only, make any change in any method of accounting or accounting practice or policy except as required by any changes in generally accepted accounting principles;

                          (xii)   with respect to Company and its Subsidiaries
only, enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice; or

                         (xiii)   authorize any of, or commit or agree to take
any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         SECTION 6.1 Preparation of the Proxy Statement and the Form S-4; Accountant's Letters. (a) As soon as practicable following the date hereof:

                            (i)   Company and Parent shall jointly prepare for
inclusion in the Form S-4, as soon as practicable after the date hereof, a proxy statement (the "Proxy Statement") relating to the Merger and the Share Issuance in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this Agreement. Company, Parent and Purchaser shall cooperate with each other in the preparation of the Proxy Statement. Company and Parent shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Proxy Statement to be mailed to the stockholders of Company and Parent at the earliest practicable date after the Form S-4 is declared effective by the SEC.

                           (ii)   Parent shall prepare and file with the SEC,
as soon as practicable after the date hereof, the Form S-4. Each of Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of the Shares as may be reasonably requested in connection with any such action.

                 (b) Company shall use its best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a letter of Ernst & Young LLP, dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

                 (c) Parent shall use its best efforts to cause to be delivered to Company a letter of KPMG Peat Marwick LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick LLP, dated a date within two business days before the Closing Date, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         SECTION 6.2 Stockholders Meetings. (a) Subject to Company's right to terminate this Agreement pursuant to Section 8.1(a)(v), Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, the rules of the NYSE, and its certificate of incorporation and by-laws, to convene a special meeting of the stockholders of Company (the "Company Stockholders Meeting") as promptly as practicable after the effectiveness of the Form S-4 for the purpose of considering and voting upon this Agreement. Subject to Company's right to terminate this Agreement pursuant to Section 8.1(a)(v), the Board of Directors of Company shall recommend that the holders of the Shares vote in favor of the approval and adoption of this Agreement at the Company Stockholders Meeting and such recommendation shall be included in the Proxy Statement. At the Company Stockholders Meeting, Parent and Purchaser shall vote all Shares beneficially owned by them in favor of the adoption and approval of this Agreement.

                 (b) Parent shall take all action necessary in accordance with Exchange Act and other applicable law, the rules of the NYSE, and its restated articles of incorporation and by-laws, to convene a special meeting of the stockholders of Parent (the "Parent Stockholders Meeting") as promptly as practicable after the effectiveness of the Form S-4 for the purpose of considering and voting upon the Share Issuance. The Board of Directors of Parent shall recommend that the holders of the Parent Common Stock vote in favor of and approve the Share Issuance at the Parent Stockholders Meeting.

         SECTION 6.3 Access to Information; Confidentiality. Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors, financing providers (including counsel of such financing providers) and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties, books, contracts, commitments, tax returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to

Parent such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Parent shall, and shall cause each of its Subsidiaries to, afford to Company and to Company's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its books, contracts, commitments, tax returns, personnel and records and during such period, parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Company such information concerning its business, properties, financial condition, operations and personnel as Company may from time to time reasonably request. Any such investigation by Parent or Company shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent and Company will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence to the extent required by, and in accordance with the provisions of the letter agreements between Parent and Company with respect to confidentiality and other matters.

         SECTION 6.4 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII.

         SECTION 6.5 Indemnification; Directors' and Officers Insurance. (a) The certificate of incorporation and by- laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the restated certificate of incorporation and by-laws of Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                 (b) Company shall, and from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and Parent or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law).

                 (c) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to Company (or to Parent and the Surviving Corporation after the Effective Time) and Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Company (or after the Effective Time, Parent and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.5 except to the extent such failure prejudices such party), and shall deliver to Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Company, Parent and Purchaser agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                 (d) For a period of four years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                 (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Purchaser, Company and the Surviving Corporation.

         SECTION 6.6 Public Announcements. Parent and Purchaser, on the one hand, and Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 6.7 No Solicitation; Acquisition Proposals. (a) Until the termination of this Agreement in accordance with Section 8.1, Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited Acquisition Proposal after the date hereof, if, and to the extent that, the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that (a) such Acquisition Proposal would be more favorable to Company's stockholders than the Merger and (b) the failure to take such action would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law, and, prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the letter agreement relating to the furnishing of confidential information of Company to Parent referred to in the last sentence of Section 6.3. Company shall promptly notify Parent if it is prepared to provide access to the properties, books or records of Company or any of its Subsidiaries to any person who has made an Acquisition Proposal, and Company shall at such time inform Parent of the material terms of any such Acquisition Proposal.

                 (b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement with Parent or Purchaser) involving Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 33-1/3 percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                 (c) Nothing contained in this Section 6.7 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders which, in the good faith judgment of the Board of Directors of Company based on the advice of outside counsel, is required under applicable law.

         SECTION 6.8  Consents, Approvals and Filings.

                 (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the Securities Act and the Exchange Act, with respect to the Merger and the other transactions contemplated herein (together, the "Transactions") and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                 (b) Parent hereby agrees to use its best efforts to obtain any government clearances required for completion of the Merger (including through compliance with the HSR Act), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Parent also hereby agrees to take any and all of the following actions to the extent necessary to obtain the approval of any governmental entity with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; entering into and performing agreements or submitting to judicial or administrative orders and selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Parent, Company or any of their affiliates; provided, however, that notwithstanding the foregoing, Parent would not be required hereby to take any such action that would have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation) taken as a whole following the Effective Time. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law.

         SECTION 6.9 Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of Company (or, if appropriate, any committee administering a Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Options in accordance with Section 2.2 and shall make such other changes to Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld).

         SECTION 6.10  Employment and Employee Benefit Matters.

                 (a) Parent shall, and shall cause its Subsidiaries following the Effective Time (including the Surviving Corporation) to:

                          (i)  honor and provide for payment of all obligations
and benefits under all Company Plans in accordance with their terms;

                          (ii)  provide employee benefits which are
substantially comparable in the aggregate to the level of employee benefits provided by the Company and its Subsidiaries under the Company ERISA Plans in effect as of the Closing Date for the benefit of employees or former employees who are or had been employees of the Company or any of its Subsidiaries on or before the Closing Date ("Covered Employees"), until the earlier of December 31, 1999 or the second anniversary of the Closing Date (the "Benefits Maintenance Period");

                          (iii)  honor and provide for the payment of all
obligations and benefits under all employment or severance agreements between the Company and any Covered Employee in accordance with their terms; and

                           (iv)  provide until the first anniversary of the
Closing Date for the benefit of Covered Employees who remain in the employ of the Surviving Corporation or Parent or any of its affiliates employee compensation that is in the aggregate at a level substantially comparable to the compensation (including base pay and incentive-type compensation) provided by the Company and its Subsidiaries under the compensation arrangements in effect as of the Closing Date.

                 (b) Parent hereby agrees that the Surviving Corporation shall maintain the Company's Short-Term Incentive Compensation Plan without adverse change until the end of the 1997 calendar year.

                 (c) Parent hereby agrees that the Surviving Corporation shall continue without adverse change the severance plan maintained by the Company and its Subsidiaries as of the date hereof until the first anniversary of the Closing Date.

                 (d) If Covered Employees are included in any benefit plan (including without limitation, provision for vacation) of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit as employees of the Company and its Subsidiaries for service prior to the Closing Date with the Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement and, with respect to vacation, disability and severance, benefit accrual. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in on the Closing Date, Parent agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan on the Closing Date, and shall provide credit for any deductibles and co- payments applied or made with respect to each Covered Employee in the calendar year of the change.

                 (e) The parties acknowledge that nothing herein shall be deemed to be a commitment on the part of Parent or the Surviving Corporation to provide employment to any person for any period of time and, except as otherwise provided in this Section 6.10, nothing herein shall be deemed to prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

         SECTION 6.11 Affiliates and Certain Stockholders. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates, and the certificates representing Parent Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions.

         SECTION 6.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         SECTION 6.13 Certain Company Indebtedness. At the Closing, (i) Company shall execute and deliver to the trustee under the Indenture pursuant to which the Convertible Debentures were issued a supplemental indenture, to become effective at the Effective Time, providing that the holder of each Convertible Debenture outstanding immediately following the Effective Time shall have the right thereafter, during the period such Convertible Debenture shall be convertible as specified in such Indenture, to convert such Convertible Debenture only into the amount of cash and Parent Common Stock receivable by reason of the Merger by a holder of the number of Shares into which such Convertible Debenture might have been converted immediately prior to the Effective Time (subject to subsequent adjustment as provided in such Indenture) and (ii) Parent shall execute and deliver to such trustee, as part of such supplemental indenture, an undertaking (A) to reserve and keep available out of its authorized but unissued capital stock, a number of shares of Parent Common Stock sufficient to permit the conversion of all outstanding Convertible Debentures and (B) to cause to be issued and delivered to Company for subsequent delivery by Company in accordance with such supplemental indenture and Indenture shares of Parent Common Stock upon the conversion of any Convertible Debenture.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                 (a) Stockholder Approvals. (i) This Agreement shall have been approved and adopted by the affirmative vote of the requisite number of stockholders of Company in the manner required pursuant to Company's restated certificate of incorporation and by-laws, the DGCL and other applicable law, and the rules of the NYSE.

                           (ii)   The Share Issuance shall have been approved
by the affirmative vote of the requisite number of stockholders of Parent in the manner required pursuant to Parent's restated articles of incorporation and by- laws, the Texas Business Corporation Act and other applicable law and the rules of the NYSE.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have complied with its obligations under Section 6.8.

                 (c) NYSE Listing. The shares of Parent Common Stock issuable to Company's stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                 (e) HSR Act. All necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

                 SECTION 7.2. Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 7.2 not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had or would not have a Material Adverse Effect on Company, with the same effect as though such representations and warranties were made as of the Closing Date, and Parent and Purchaser shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

                 (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Purchaser shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

                 (c) No Material Adverse Change. Since the date of this Agreement, Company and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence particular to them (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Company and its Subsidiaries) that has had or would have a Material Adverse Effect on Company, other than resulting from any matter disclosed in any Filed SEC Document or in Section 7.2(c) of the Disclosure Schedule.

                 SECTION 7.3. Conditions to Obligation of Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                 (a) Representations and Warranties. The representations and warranties of each of Parent and Purchaser contained in this Agreement, which representations and warranties shall be deemed for purposes of this

Section 7.3 not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct as of the Closing Date (except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, has not had a Material Adverse Effect on Purchaser), with the same effect as though such representations and warranties were made as of the Closing Date, and Company shall have received a certificate signed on behalf of Parent and Purchaser by an authorized officer of Parent to such effect.

                 (b) Performance of Obligations of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

                 (c) No Material Adverse Change. Since the date of this Agreement, Parent and its Subsidiaries, taken as a whole, shall not have experienced any change or occurrence particular to them (excluding industry, economic, financial and other matters generally affecting businesses other than and in addition to Parent and its Subsidiaries), that has had or would have a Material Adverse Effect on Parent, other than resulting from any matter disclosed in any Parent SEC Document or in Section 7.3(c) of the Disclosure Schedule.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption thereof by the stockholders of Company, in any one of the following circumstances:

                            (i)   By mutual written consent duly authorized by
the Boards of Directors of Parent and Company.

                           (ii)   By Parent or Company, if, without any
material breach by such terminating party of its obligations under this Agreement, the Effective Time shall not have occurred on or before December 31, 1997.

                          (iii)   By Parent or Company, if any federal or state
court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Section 6.8.

                           (iv)   By Parent or Company, if the Company
Stockholders Meeting shall have been held and this Agreement shall not have been approved and adopted by the affirmative vote of the requisite number of stockholders of Company.

                            (v)   By Company, if it shall have received an
Acquisition Proposal and shall have advised Parent in writing that Company's Board of Directors, after consultation with and based upon the advice of independent legal counsel, determined in good faith that failure to accept such Acquisition Proposal would result in a breach by the Board of Directors of Company of its fiduciary duties to Company's stockholders under applicable law; provided, however, that this Agreement shall not be terminated pursuant to this
Section 8.1(a)(v) unless simultaneously with the termination Company shall have made the payment to Parent of the Fee required to be paid pursuant to Section 8.1(b).

                           (vi)   By Parent, if the Board of Directors of
Company shall have (1) withdrawn, modified or amended in any adverse respect its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (2) approved, endorsed or recommended to its stockholders an Acquisition Proposal or (3) resolved to do any of the foregoing.

                          (vii)   By Parent or Company, if (A) the other party
shall have failed to comply in any material respect with any of the material covenants and agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for 20 business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or

(B) a representation or warranty of the other party contained in this Agreement shall have been untrue in any respect on the date when made (or in the case of any representations and warranties that are made as of a different date, as of such different date) and the matters in respect of which such representation or warranty shall have been untrue has had or would have a Material Adverse Effect on such other party.

                         (viii)   By Company pursuant to Section 2.1(e) hereof.

                 (b)      If this Agreement is terminated pursuant to:

                            (i)   Section 8.1(a)(v), or

                           (ii)   Section 8.1(a)(vi);

then, in such event, Company shall pay to Parent prior to such termination, if such termination is pursuant to Section 8.1(a)(v), or promptly (but in no event later than three business days after the first of such events shall have occurred), if such termination is pursuant to Section 8.1(a)(vi), a fee of Fifteen Million Dollars ($15,000,000) (the "Fee"), which amount shall be payable in immediately available funds and upon payment of such Fee Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

         SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of the last sentence of Section 6.3, and Sections 4.1(m), 4.2(h), 6.6, this Section 8.2, Article IX and paragraph (b) of
Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

         SECTION 8.3 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval and adoption of this Agreement by the stockholders of Company, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share or Preferred Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of Parent, Purchaser or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.2  Fees and Expenses.  Except as provided otherwise in
Section 8.1(b), whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than the expenses incurred in connection with printing and mailing proxy materials to stockholders, which shall be shared equally by Parent and Company. The Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation or the stockholders of the Company by reason of the Merger.

         SECTION 9.3  Definitions.  For purposes of this Agreement:  (a)     an
"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

                 (c) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be;

                 (d) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

                 (e) a "Material Adverse Effect" with respect to any person means a material adverse effect on (i) the ability of such person to perform its obligations hereunder or consummate the transactions contemplated hereby or (ii) the condition (financial or otherwise), assets, business, liabilities (actual or contingent) or operations of such person and its Subsidiaries taken as a whole;

                 (f)      the "NYSE" means the New York Stock Exchange;

                 (g) a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                 (h) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or
(iii) at least 50% of
the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

         SECTION 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (i)   if to Parent, to

                                  Pillowtex Corporation
                                  4111 Mint Way
                                  Dallas, Texas 75237
                                  Attention:  John H. Karnes, Jr., Esq.
                                  Telecopy:   (214) 467-0823

                                  with a copy (which shall not constitute
                                  notice) to:

                                  Jones, Day, Reavis & Pogue
                                  2300 Trammell Crow Center
                                  2001 Ross Avenue
                                  Dallas, Texas  75201
                                  Attention:  Mark E. Betzen, Esq.
                                  Telecopy:   (214) 969-5100

                           (ii)   if to Company, to

                                  Fieldcrest Cannon, Inc.
                                  One Lake Circle Drive
                                  Kannapolis, North Carolina 28081
                                  Attention:  Mark R. Townsend, Esq.
                                  Telecopy:   (704) 939-4623

                                  with a copy (which shall not constitute
                                  notice) to:

                                  Weil, Gotshal & Manges LLP
                                  767 Fifth Avenue
                                  New York, New York 10153
                                  Attention:  Dennis J. Block, Esq.
                                  Telecopy:  (212) 310-8007

         SECTION 9.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.7 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreements referenced in the last sentence of Section 6.3). This Agreement is not intended to confer upon any person (including, without limitation, any employees of Company), other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Sections 6.5 and 6.10 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

         SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct wholly-owned Subsidiary of Parent without the prior consent of Company; provided that Parent shall remain liable for all of its obligations and all obligations of any of its Subsidiaries or any of its assignees under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


                            [signature page follows]

         IN WITNESS WHEREOF, Parent, Purchaser and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  PILLOWTEX CORPORATION


                                  By: /s/ CHARLES M. HANSEN, JR.
                                     -----------------------------------
                                  Name:   Charles M. Hansen, Jr.
                                  Title:  Chairman of the Board and
                                           Chief Executive Officer


                                  PEGASUS MERGER SUB, INC.


                                  By: /s/ CHARLES M. HANSEN, JR.
                                     -----------------------------------
                                  Name:   Charles M. Hansen, Jr.
                                  Title:  Chairman of the Board and
                                           Chief Executive Officer


                                  FIELDCREST CANNON, INC.


                                  By: /s/ JAMES M. FITZGIBBONS
                                     -----------------------------------
                                  Name:   James M. Fitzgibbons
                                  Title:  Chairman of the Board and
                                           Chief Executive Officer